Exhibit 3.3


                                    AMENDMENT
                                       TO
                                     BYLAWS
                                       OF
                              CFS BANCSHARES, INC.


     Pursuant to a resolution duly and validly adopted by the Board of Directors of CFS Bancshares, Inc. (the "Corporation") at a meeting duly called and held on December 19, 2002, the following amendment to the Bylaws of the Corporation was adopted:

     1. Article II, Section 2 is hereby amended by striking the section in its entirety and inserting in lieu thereof the following:

          "SECTION 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held on the date and at the time set by the Board of Directors each year."

     2. Except as set forth above, all of the other provisions of the Bylaws shall remain in full force and effect.

     In Witness Whereof, the Corporation has caused this Amendment to be executed as of the 19th day of December 2002.



Attest:                                     CFS Bancshares, Inc.


/s/ W. Kent McGriff                    By:  /s/ Bunny Stokes, Jr.
----------------------------                ---------------------
W. Kent McGriff                             Bunny Stokes, Jr.
Secretary                                   Chairman and Chief Executive Officer



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